Exhibit 10.12a

BJ’S WHOLESALE CLUB, INC.

AMENDMENT NO. 1 TO CHANGE OF CONTROL SEVERANCE BENEFIT PLAN

FOR KEY EMPLOYEES

The BJ’s Wholesale Club, Inc. Change of Control Severance Benefit Plan for Key Employees, Amended and Restated January 31, 2010 (the “Plan”), is amended as of March 24, 2011, as follows:

Section 1.02(b) of the Plan is amended by deleting all text in the first sentence following “Exhibit B”. The first sentence of Section 1.02(b) will now read as follows:

“(b)	In addition to amounts described in paragraph (a) above, the Employer shall within 30 days following the Participant’s Date of Termination pay in a single lump sum an amount equal to the Participant’s Base Salary, determined as hereinafter provided, multiplied by the Applicable Number of Weeks, determined as provided on Exhibit B.”

Section 1.03 of the Plan is deleted in its entirety and replaced by the following:

“1.03	Coordination With Certain Tax Rules.

(a)	In the event that the Company undergoes a Change in Ownership or Control (as defined below), the Company shall not be obligated to provide to the Participant a portion of any Contingent Compensation Payments (as defined below) that the Participant would otherwise be entitled to receive to the extent necessary to eliminate any Excess Parachute Payments (as defined below) for the Participant. For purposes of this Section 1.03, the Contingent Compensation Payments so eliminated shall be referred to as the “Eliminated Payments” and the aggregate amount (determined in accordance with Treasury Regulation Section 1.280G-1, Q/A-30 or any successor provision) of the Contingent Compensation Payments so eliminated shall be referred to as the “Eliminated Amount.” Notwithstanding any other provision of this Plan, if the Eliminated Amount for the Participant equals or exceeds the sum of:

(i)	the Threshold Amount (as defined below), plus

(ii)	the Income Tax Payable on the Eliminated Amount (as defined below), plus

(iii)	the Excise Tax Payable on Excess Parachute Payments (as defined below),

no portion of any Contingent Compensation Payments shall be eliminated for the Participant.

(b)	For purposes of this Section 1.03, the following terms shall have the following respective meanings:

(i)	“Change in Ownership or Control” shall mean a change in the ownership or effective control of the Company or in the ownership of a substantial portion of the assets of the Company determined in accordance with Section 280G(b)(2) of the Internal Revenue Code of 1986, as amended (the “Code”).

(ii)	“Contingent Compensation Payments” shall mean any payment (or benefit) in the nature of compensation that is made or made available (under this Plan or otherwise) to a “disqualified individual” (as defined in Section 280G(c) of the Code) and that is contingent (within the meaning of Section 280G (b) (2) (A) (i) of the Code) on a Change in Ownership or Control of the Company.

(iii)	“Excess Parachute Payments” shall mean “excess parachute payments” as defined in Section 280G(b)(1) of the Code before taking into account the Eliminated Amount, if otherwise applicable.

(iv)	“Threshold Amount” shall mean $25,000.

(v)	“Income Tax Payable on the Eliminated Amount” shall mean the Eliminated Amount (determined without regard to whether any Contingent Compensation Payments are actually eliminated) multiplied by the highest combined marginal federal, state and local income tax rate in effect for the taxable year, taking into account the phase-out of itemized deductions and the federal Medicare tax.

(vi)	“Excise Tax Payable on Excess Parachute Payments” shall mean the tax imposed by Section 4999(a) of the Code on Excess Parachute Payments.

(c)

Within 45 days after each date on which the Participant first becomes entitled to receive (whether or not then due) payments or benefits relating to a Change in Ownership or Control, the Company, at its expense, shall engage a nationally recognized law firm or a nationally recognized accounting firm, which may be the regular law firm or accounting firm of the Company (the “280G Firm”), to determine (i) which of such payments and benefits constitute Contingent Compensation Payments, (ii) the Eliminated Amount and (iii) the Eliminated Payments. To identify the Eliminated Payments, the 280G Firm shall determine the

“Contingent Compensation Payment Ratio” (as defined below) for each Contingent Compensation Payment and then reduce the Contingent Compensation Payments in order beginning with the Contingent Compensation Payments with the highest Contingent Compensation Payment Ratio. For Contingent Compensation Payments with the same Contingent Compensation Payment Ratio, such Contingent Compensation Payments shall be reduced based on the time of payment of such Contingent Compensation Payments, with amounts having later payment dates being reduced first. For Contingent Compensation Payments with the same Contingent Compensation Payment Ratio and the same time of payment, such Contingent Compensation Payments shall be reduced on a pro rata basis (but not below zero) prior to reducing Contingent Compensation Payments with a lower Contingent Compensation Payment Ratio. The term “Contingent Compensation Payment Ratio” shall mean a fraction, the numerator of which is the value of the applicable Contingent Compensation Payment that must be taken into account at the change in control date for purposes of Section 280G of the Code, and the denominator of which is the present value at the change in control date of the actual amount to be received in respect of the applicable payment (e.g., in the case of equity grants, the denominator shall be determined by reference to the fair market value of the equity at the relevant dates and not in accordance with the methodology for accelerated payments set forth in Treasury Regulation Section 1.280G-1Q/A 24(b) or (c)).

(d)	Within 30 days after each date on which the Participant first becomes entitled to receive (whether or not then due) payments or benefits relating to such Change in Ownership or Control, the Company shall provide notice to the Participant with reasonable detail of (i) which payments and benefits constitute Contingent Compensation Payments, (ii) the Eliminated Amount and (iii) the Eliminated Payments.

(e)	In the event of any underpayment or overpayment hereunder, as determined by the 280G Firm, the amount of such underpayment or overpayment shall within 30 days of such determination be paid to the Participant or refunded to the Company, as the case may be, with interest at the applicable federal rate provided for in Section 7872(f)(2) of the Code.”

Exhibit B to the Plan shall be deleted and replaced in its entirety with the attached Exhibit B.

IN WITNESS WHEREOF, BJ’s Wholesale Club, Inc. has caused this instrument to be duly executed in its name and on its behalf as of the date first above written.

BJ’S WHOLESALE CLUB, INC.

By:	/s/ Laura J. Sen
Laura J. Sen President and Chief Executive Officer

ATTEST:

Signature: /s/ Cecile Trotta

Name: Cecile Trotta

Exhibit B

Determination of Benefits Following a Qualified Termination

If the participant’s title immediately prior to the Change of Control is...	The Applicable Number of Weeks is…
Senior Vice President	104 weeks

Vice President	78 weeks

Assistant Vice President or Regional Manager	65 weeks

Manager of, Buyer, Other Manager or Staff Grades 27 - 32 Clubs GM, AM, GMIT/AMIT DC’s Managers Of/GM, Managers, Supervisors, Analyst Grades 27-34	Years of Service	# of weeks
	Less than 10	45 weeks
	10	46 weeks
	11	50 weeks
	12	54 weeks
	13 or more	58 weeks

All Other Home Office Team Members and Field (Clubs / DCs) Team Members grades 1 to 26 to include Mid Managers, Supervisors, Analysts, Leads and hourly Team Members	Years of Service	# of weeks
	Less than 1	8 weeks
	1 or more	8 weeks + 1 week per year of service, maximum 26 weeks